nsarexhibitmergers
THE DREYFUS/LAUREL FUNDS, INC.

EXHIBIT 2
Sub-Item 77C

MATTERS SUBMITTED TO A VOTE OF SECURITY HOLDERS

1. A Meeting of Shareholders of Dreyfus Disciplined Intermediate Bond Fund of The Dreyfus/Laurel Funds, Inc. (the "Intermediate Bond Fund") was held on September 25, 2001. Out of a total of 23,368,543.305 shares ("Shares") entitled to vote at the Meeting, a total of 19,876,099.466 Shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the Intermediate Bond Fund's outstanding Shares as follows:

     An Agreement and Plan of Reorganization, and the transactions provided for therein, including the transfer of all of the assets, subject to the liabilities, of the Intermediate Bond Fund to MPAM Bond Fund, a series of MPAM Funds Trust, a Massachusetts business trust, in exchange for shares of the MPAM Bond Fund, and the assumption of stated liabilities by the MPAM Bond Fund, and the distribution of such shares to the shareholders of the Intermediate Bond Fund.

     Affirmative Votes                  Negative Votes

     19,874,793.890                1,305.576


2. A Meeting of Shareholders of Dreyfus Disciplined Smallcap Stock Fund of The Dreyfus/Laurel Funds, Inc. (the "Smallcap Stock Fund") was held on September 25, 2001. Out of a total of 5,469,649.396 shares ("Shares") entitled to vote at the Meeting, a total of 4,962,185.791 Shares were represented at the Meeting, in person or by proxy. The following matter was duly approved by vote of the holders of the Smallcap Stock Fund's outstanding Shares as follows:

     An Agreement and Plan of Reorganization, and the transactions provided for therein, including the transfer of all of the assets, subject to the liabilities, of the Smallcap Stock Fund to MPAM Small Cap Stock Fund, a series of MPAM Funds Trust, a Massachusetts business trust, in exchange for shares of the MPAM Small Cap Stock Fund, and the assumption of stated liabilities by the MPAM Small Cap Stock Fund, and the distribution of such shares to the shareholders of the Smallcap Stock Fund.

     Affirmative Votes                  Negative Votes

     4,924,976.639                      5,690.383